Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement on Form S-1 of CF Bancorp filed with the Securities and Exchange Commission, the Form H-(e)1 filed with the Board of Governors of the Federal Reserve System and the Form MHC-1/MHC-2 filed with the Board of Governors of the Federal Reserve System of our report dated March 5, 2015 on our audits of the financial statements of Cincinnati Federal Savings and Loan Association, appearing in the Prospectus, which is part of this Registration Statement, the Form H-(e)1 and the Form MHC-1/MHC-2. We also consent to the references to our firm under the caption “The Reorganization and Offering,” “Experts” and “Legal and Tax Matters” in the Prospectus.

/s/ BKD, LLP
BKD, LLP

Cincinnati, Ohio
March 11, 2015